Exhibit 16.1

LANE GORMAN TRUBITT LLC

Accountants & Advisors

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 9 of Form 10-K dated January 25, 2017 of Financial Gravity Holdings Inc. and have the following comments:

1.	We agree with the statements made in the first four paragraphs related to the disclosures for the previous registered public accounting firm.

2.	We have no basis on which to agree or disagree with the statements made in the paragraphs about the new registered public accounting flint.

Yours truly,

/s/ Lane Gorman Trubitt, LLC

Dallas, Texas
January 25, 2017